EXHIBIT 99.4    -    RESTATEMENT OF SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA
(in millions of US $, except for per share amounts)

(Unaudited)

Years ended 31 December
	2000		1999
		Canadian		Canadian
	U.S. GAAP	GAAP	U.S. GAAP	GAAP

Sales and operating revenues	9,237	9,243	7,449	7,457
Net income	582	587	455	448
Net income per share - basic	2.31	2.33	2.04	2.00
Net income per share - diluted	2.31	2.33	2.04	2.00

Total assets	17,846	18,084	9,623	9,830

Long-term debt (including current portion)	3,423	3,555	1,197	1,322
Other debt	1,149	1,127	158	167
Cash and time deposits	212	249	293	315
Shareholders' equity	8,740	8,731	5,551	5,532
Cash dividends per share	0.60	0.60	0.60	0.60